Exhibit 10.4

GLOBAL EAGLE ENTERTAINMENT INC.

WARRANTHOLDERS AGREEMENT

Dated as of March 27, 2018

TABLE OF CONTENTS

		Page
ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.	Certain Definitions	1
Section 1.2.	General Interpretive Principles	8

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1.	Representations and Warranties of the Parties	9

ARTICLE III

GOVERNANCE; OTHER COVENANTS

Section 3.1.	Board of Directors	10
Section 3.2.	Corporate Opportunities	13
Section 3.3.	NASDAQ Listing of Warrant Shares	13
Section 3.4.	Public Disclosure	13
Section 3.5.	Acquisition of Common Stock	13

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1.	General Restrictions on Transfers	14
Section 4.2.	Certain Permitted Transfers	14

ARTICLE V

REGISTRATION RIGHTS

Section 5.1.	Piggyback Registrations	15
Section 5.2.	Demand Registration	16
Section 5.3.	Exceptions to the Company’s Obligations	20
Section 5.4.	Registration Procedures	22
Section 5.5.	Information Supplied	25
Section 5.6.	Expenses	25
Section 5.7.	Restrictions on Disposition	26
Section 5.8.	Indemnification	26
Section 5.9.	Selection of Counsel	29
Section 5.10.	Market Standoff Agreement	29

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WARRANTHOLDERS AGREEMENT

This WARRANTHOLDERS AGREEMENT is dated as of March 27, 2018, and effective as provided in Section 9.10, by and among Global Eagle Entertainment Inc., a Delaware corporation (together with its successors and assigns, the “Company”), Searchlight II TBO-W, L.P., a Delaware limited partnership (together with its Permitted Warrant Transferees, the “Holders”), and any other Person who becomes a party hereto pursuant to Article IX.

WHEREAS, the Company, Searchlight II TBO-W, L.P. and Searchlight II TBO, L.P., have entered into a Securities Purchase Agreement, dated as of the date hereof (as amended from time to time, the “Securities Purchase Agreement”), pursuant to which Searchlight II TBO-W, L.P. and Searchlight II TBO, L.P. have agreed to purchase (i) Notes (as defined below), (ii) Penny Warrants (as defined below) initially exercisable for an aggregate of 18,065,775 Warrant Shares (as defined below) and (iii) Market Warrants (as defined below) initially exercisable for an aggregate of 13,000,000 Warrant Shares; and

WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company and the Warrant Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” shall have the meaning set forth in Section 3.5.

“Actions” shall have the meaning set forth in Section 9.3.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other Affiliates shall not be considered Affiliates of any of the Holders or any of their respective Affiliates and (ii) except with respect to the definition of “Permitted Warrant Transferee,” Section 3.2, Section 5.8, Section 7.1, Section 7.2 and Section 9.11, none of the Holders shall be considered Affiliates of any Portfolio Company in which any of the Holders or any of their investment fund Affiliates have made any debt or equity investment.

“Agreement” means this Warrantholders Agreement as the same may be amended, supplemented, restated or otherwise modified.

“Approved Stock Plan” means any stock option plan or other equity-based compensation plan of the Company that has been approved by the Board, which provides for the issuance of Common Securities to the directors, officers, employees, agents or consultants of the Company or its Subsidiaries.

“as exercised basis” means, with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all the Warrants are assumed to be exercised for cash and all shares of Common Stock issuable upon such exercise are assumed to be outstanding as of such date.

“beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming exercise of all Warrants, if any, owned by such Person to Common Stock).

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which the commercial banks in the State of New York are authorized or required by law or executive order to close or be closed.

“Business of the Company” means any business with the primary purpose of which is to be a provider of media, content, connectivity and data analytics to markets across air, sea or land.

“Capital Stock” means any and all shares of capital stock of the Company, including, without limitation, any and all shares of Common Stock.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended and restated on January 31, 2013 and as may be further amended from time to time.

“Claims” shall have the meaning set forth in Section 5.8(a).

“Closing” shall have the meaning set forth in the Securities Purchase Agreement.

“Common Securities” means Shares and any other security of the Company which is convertible into or exercisable for Shares.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Indemnified Parties” shall have the meaning set forth in Section 5.8(b).

“Competitor” means the entities listed on an officer’s certificate delivered by the Company to the Holders on the date hereof, which certificate may be updated after the date hereof, from time to time, upon the mutual agreement of the Company and the Holders acting reasonably and in good faith.

“Competitor Director” shall have the meaning set forth in Section 3.1(b)(v).

“Controlling Person” shall have the meaning set forth in Section 5.8(a).

“Corporate Opportunity” shall have the meaning set forth in Section 3.2.

“Demand Notice” shall have the meaning set forth in Section 5.2(a).

“Demand Party” shall have the meaning set forth in Section 5.2(a).

“DGCL” means General Corporation Law of the State of Delaware, as amended.

“Equity Securities” means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares (including the Warrants and the Warrant Shares).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1” means a registration statement on Form S-1 under the Securities Act, or any successor form thereto.

“Form S-3” means a registration statement on Form S-3 (other than on Form S-3ASR) under the Securities Act, or any successor form thereto.

“Form S-3ASR” means an “automatic shelf” registration statement on Form S-3 filed by a Well-Known Seasoned Issuer (as defined in the Securities Act).

“Form S-4” means a registration statement on Form S-4 under the Securities Act, or any successor form thereto.

“Form S-8” means a registration statement on Form S-8 under the Securities Act, or any successor form thereto.

“Fundamental Change Event” shall have the meaning set forth in Section 7.1.

“Indemnified Party” shall have the meaning set forth in Section 5.8(c).

“Information Rights Period” shall mean the period beginning with the Issue Date and ending when the Searchlight Holder and its Affiliates beneficially owns less than 50% of the Penny Warrants (and/or the Warrant Shares issued upon exercise of such Penny Warrants) issued on the Issue Date.

“Issue Date” means March 27, 2018.

“Issuer Free Writing Prospectus” shall have the meaning set forth in Rule 433 of the Securities Act.

“Lock-Up Period End Date” shall have the meaning set forth in Section 4.1(a).

“Marketed Underwritten Offering” shall have the meaning set forth in Section 5.4(q).

“Market Warrant” shall have the meaning set forth in the Securities Purchase Agreement.

“Material Pending Event” shall have the meaning set forth in Section 5.3(b)(iv).

“Maximum Offering Size” shall have the meaning set forth in Section 5.2(e).

“NASDAQ” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.

“Non-Recourse Party” shall have the meaning set forth in Section 9.11.

“Options” shall mean any option to purchase or otherwise acquire Shares granted pursuant to any employment or consulting agreement with the Company or its Subsidiaries or pursuant to any equity compensation plan or program of the Company.

“PAR Agreement” shall have the meaning set forth in Section 5.11.

“Participation Amount” shall have the meaning set forth in Section 6.1(c).

“Participation Right” shall have the meaning set forth in Section 6.1(a).

“Participation Rights Closing” shall have the meaning set forth in Section 6.1(b).

“Participation Rights Notice” shall have the meaning set forth in Section 6.1(b).

“Penny Warrant” shall have the meaning set forth in the Securities Purchase Agreement.

“Permitted Warrant Transferee” means, with respect to a Holder, any Person who is both (i) an Affiliate of such Holder and (ii) a controlled Affiliate of Searchlight Capital Partners, L.P. and who has executed and delivered a Warrant Assignment Form in substantially in the form of Exhibit D attached to the applicable Warrant.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Piggyback Offering Notice” shall have the meaning set forth in Section 5.1(a).

“Portfolio Company” means any corporation, limited liability company, trust, joint venture, association, company, partnership, collective investment scheme or other entity in which a Person has invested, directly or indirectly.

“Prospectus” means the prospectus included in any registration statement, including any preliminary prospectus, any final prospectus and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a registration statement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and, in each case, including all materials incorporated by reference therein.

“Public Sale” shall mean (i) an underwritten public offering pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any successor or other forms promulgated for similar purposes) filed under the Securities Act or (ii) a “brokers’ transaction” (as defined in Rule 144).

“Registrable Securities” means (i) the Warrant Shares held by any Holder or issuable upon the exercise of Warrants held by the Holders, (ii) any shares of Common Stock held by any Holder at any time, however acquired; provided that such shares of Common Stock shall only be Registrable Securities if such Holder also owns at such time Warrant Shares, and (iii) any other Securities with respect to the Registrable Securities described in clauses (i) and (ii). As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been distributed to the public pursuant to Rule 144, or such securities shall have ceased to be outstanding; provided that Registrable Securities will cease to be Registrable Securities at such time as a Holder and its Affiliates beneficially own Warrant Shares and Warrants that could be exercised into Warrant Shares that together represent less than 2.5% of the outstanding Common Stock and neither such Holder nor any of its Affiliates is or has in the prior six months been an Affiliate of the Company (as reasonably determined in good faith by such Holder). For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of shares of Common Stock which are Registrable Securities, including shares issuable upon the conversion, exchange or exercise of any security exercisable into Common Stock (including the Warrants).

“Registration Expenses” means any and all reasonable, documented expenses incident to performance of or compliance with Article V, including (i) all SEC and securities exchange, FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in FINRA rule 5121(f), and of its counsel), other than SEC filing fees relating to Registrable Securities referred to in clause (ii)

of the definition of Registrable Securities (which fees shall be for the account of the Holders), (ii) all reasonable, documented fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities and any escrow fees), (iii) all printing, messenger and delivery expenses, (iv) all reasonable, documented fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) the reasonable expenses incurred by the Company or any underwriters in connection with any “road show” undertaken pursuant to Section 5.1 or Section 5.4(q) and (vii) all reasonable fees and disbursements of one lead counsel (and any local counsel, if necessary) to the Holders to represent such Holders, with such counsel selected by such Holders.

“Representative” means directors, officers, employees, principals, partners, managers, members, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and other representatives of a Person.

“Restricted Issuance Notice” shall have the meaning set forth in Section 6.1(c).

“Restricted Period” shall mean the period of time from the Issue Date to and including December 31, 2020.

“Restricted Period Termination Date” shall have the meaning set forth in Section 5.1(a).

“Searchlight” means Searchlight Capital Partners, L.P. and its controlled Affiliates.

“Searchlight Board Right Period” shall have the meaning set forth in Section 3.1(b)(iv).

“Searchlight Director” means a member of the Board who was appointed or elected to the Board as a Searchlight Nominee.

“Searchlight Director Replacement” shall have the meaning set forth in Section 3.1(b)(iii).

“Searchlight Group Member” shall have the meaning set forth in Section 3.2.

“Searchlight Holder” means Searchlight II TBO-W, L.P.

“Searchlight Nominees” shall have the meaning set forth in Section 3.1(b)(iv).

“SEC” means the U. S. Securities and Exchange Commission or any successor agency.

“Securities” means any Warrant Shares or other securities which may be issued, converted, exchanged or distributed in respect of such Warrant Shares, or in substitution of such Warrant Shares, in connection with any stock split, dividend or combination, or any recapitalization, reclassification, merger, consolidation, exchange or other similar reorganization with respect to such Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Seller Indemnified Parties” shall have the meaning set forth in Section 5.8(a).

“Shares” means any shares of Common Stock.

“Shelf Registration” shall have the meaning set forth in Section 5.2(a).

“Shelf Take-Down” shall have the meaning set forth in Section 5.2(b).

“Standstill Period” shall have the meaning set forth in Section 7.1.

“Subsequent Notice” shall have the meaning set forth in Section 6.1(d).

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership or a limited liability company, more than 50% of the general partnership or managing member interests, respectively) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transfer” includes any sale, assignment, exchange, gift, bequest, pledge, participation, hypothecation or other disposition or encumbrance, whether directly, indirectly, voluntarily, involuntarily, synthetically, in whole or in part, by operation of law or merger, pursuant to judicial process or otherwise; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the exercise of one or more Warrants or other Securities convertible or exercisable into Common Stock, (ii) the redemption or other acquisition of Common Stock or Warrants by the Company or (iii) the transfer of any limited partnership interests or other equity interests in a Holder (or any direct or indirect parent entity of such Holder); provided that such transfer does not result in the transfer of control of such Holder to a third party who is not a controlled Affiliate of Searchlight Capital Partners, L.P. The terms “Transferor,” “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Underwritten Shelf Take-Down” shall have the meaning set forth in Section 5.2(b).

“Voting Securities” means, at any time, shares of any class of Equity Securities which are then entitled to vote generally in the election of directors to the Board.

“Warrants” means the collective reference to the Penny Warrants and the Market Warrants.

“Warrant Shares” means the shares of Common Stock that may be issued upon the exercise of the Warrants, as may be adjusted from time to time in accordance with the terms of the Warrants.

Section 1.2.    General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised Options or warrants that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any time this Agreement states that the “consent” of Searchlight or any of its Affiliates is required for any action to be taken pursuant to the terms of this Agreement or otherwise, such “consent” shall deemed to mean the prior written consent of the beneficial owners of a majority of the Warrant Shares then beneficially owned by Searchlight. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by applicable law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1.    Representations and Warranties of the Parties. Each of the parties hereto hereby represents and warrants to each of the other parties on the date hereof and as of the Closing as follows:

(a)    Such party is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b)    Such party has the full power, authority and legal right to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of such party. This Agreement has been duly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c)    The execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation of the transactions contemplated herein by such party does not and will not violate (i) any provision of its by-laws, charter, articles of association, partnership agreement or other similar governing or organizational document, (ii) any provision of any material agreement to which it is a party or by which it is bound or (iii) any law, rule, regulation, judgment, order or decree to which it is subject.

(d)    Except to the extent provided in the Securities Purchase Agreement, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(e)    Such party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Agreement or to perform its obligations hereunder.

(f)    There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such party to enter into this Agreement or to perform its obligations hereunder.

ARTICLE III

GOVERNANCE; OTHER COVENANTS

Section 3.1.    Board of Directors.

(a)    Board Size. The size of the Board shall be determined in the manner set forth from time to time in the Company’s Certificate of Incorporation or bylaws and as further set forth below.

(b)    Board Representation.

(i)    Initial Director Designees. Effective as of the Closing, the Board will take all corporate and other actions necessary to (A) increase the size of the Board to ten members, and (B) appoint Eric Zinterhofer and Eric Sondag as Class III directors (as such term is used in the Certificate of Incorporation) of the Company with a term expiring at the 2020 annual meeting of the stockholders of the Company and until their respective successors are duly elected and qualified to stand for reelection at the 2020 annual meeting of the stockholders of the Company and until their respective successors are duly elected and qualified, (which individuals shall meet the conditions set forth in Section 3.1(b)(vi)). Messrs. Zinterhofer and Sondag (and each of their successors) shall be deemed Searchlight Directors and Searchlight Nominees.

(ii)    For so long as the Searchlight Holder has the right to nominate members to the Board pursuant to Section 3.1(b)(iv), the Company shall (i) cause the Board to have sufficient vacancies to permit the Searchlight Nominees to be added as members of the Board, (ii) nominate the Searchlight Nominees for election to the Board and include such Searchlight Nominees in the Company’s preliminary and definitive proxy statements filed with the SEC for any applicable annual meeting of stockholders at which stockholders of the Company will vote on the election of directors to the Board, (iii) recommend that the Company’s stockholders vote in favor of the Searchlight Nominees or Searchlight Directors, as applicable, in all subsequent stockholder meetings at which such Searchlight Nominees or Searchlight Directors, as applicable, stand for election or reelection to the Board, and (iv) support the Searchlight Nominees or Searchlight Directors, as applicable, in a manner no less favorably than the manner in which the Company supports its other director nominees.

(iii)    For so long as the Searchlight Holder has the right to nominate members of the Board pursuant to Section 3.1(b)(iv), if a vacancy on the Board is created as a result of a Searchlight Director’s death, disability, resignation (other than pursuant to Section 3.1(b)(v)) or removal, then the Searchlight Holder and the Company shall discuss together in good faith the recommendation by the Searchlight Holder of an individual (a “Searchlight Director Replacement”) to fill such vacancy, which individual shall meet the conditions set forth in Section 3.1(b)(vi); provided that the Company’s consent to such Searchlight Director Replacement shall not be required. The Company shall take all actions that are reasonable or appropriate to cause the Searchlight Director Replacement to fill such resulting vacancy and such individual shall be deemed a Searchlight Director and a Searchlight Nominee. Each Searchlight Director on the Board shall be entitled to serve on, and the Board shall appoint such Searchlight Director to, any committee or committees of the Board upon which such Searchlight Director may wish to serve (or any committee or committees established by the board of directors or board of managers maintained by any Subsidiary of the Company), subject, solely with respect to a committee appointment, to such Searchlight Director satisfying qualification and independence rules and regulations of the applicable stock exchange on which the Common Stock is listed or the SEC as in effect at the time of determination with respect to any such committees; and, provided, further, that no more than one Searchlight Director may serve on any particular committee. Further, each Searchlight Director shall be entitled to receive compensation in his or her capacity as a director consistent with the compensation received in such capacity by other non-employee members of the Board, including any fees and equity awards, and reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

(iv)    Director Nomination Rights. To the extent permitted by applicable law and the rules of the principal stock exchange or market on which the Shares are then traded or listed, for so long as Searchlight beneficially owns at least 25% of the number of Penny Warrants issued on the Issue Date (and/or the respective Warrant Shares issued in connection with the exercise of the Penny Warrants) (the “Searchlight Board Right Period”), Searchlight Holder shall have the right to nominate a number (rounded up to the nearest whole number) of individuals for election to the Board equal to the product of the following and the Company shall include such directors in its recommended Board slate (such individuals, the “Searchlight Nominees”): (i) the number of directors then serving on the Board multiplied by (ii) a fraction, the numerator of which is the total number of outstanding Warrant Shares underlying the Penny Warrants beneficially owned by Searchlight (after giving effect to the exercise of the Penny Warrants) and the denominator of which is the sum of (A) the total number of outstanding shares of Common Stock plus (B) the number of Warrant Shares underlying the Penny Warrants that have not yet been exercised; provided, however, that, in any event, the number of individuals that Searchlight Holder may be entitled to nominate under this Section 3.1(b) shall not exceed one if Searchlight beneficially owns less than 50% of the Penny Warrants (or the Warrant Shares issued in connection with the exercise of the Penny Warrants) issued or issuable on the Issue Date; provided, further, that in the event that Searchlight beneficially owns at least 50% of the Penny Warrants (or the Warrant Shares issued in connection with the exercise of the Penny Warrants) issued or issuable on the Issue Date, the number of individuals that Searchlight Holder may be entitled to nominate under this Section 3.1(b) shall not exceed two.

(v)    Exceptions. Notwithstanding anything herein to the contrary, Searchlight Holder shall not have any rights to nominate an individual for election to the Board pursuant to this Section 3.1(b), and shall cause any such individuals previously so nominated by Searchlight Holder, including Messrs. Zinterhofer and Sondag, to resign as a member of the Board within five (5) Business Days after receiving a written request from the Company if Searchlight has, at any time after the date of this Agreement, (a) an employee, member or partner (other than any third party limited partner who is an investor in Searchlight) of Searchlight that is a director or executive officer of a Competitor of the Company (each such person, a “Competitor Director”), (b) a Portfolio Company that is a Competitor of the Company or (c) if the Searchlight Board Right Period has ended; provided, however, that Searchlight’s right to nominate individuals to the Board pursuant to this Section 3.1 shall not be impaired, restricted or rescinded in any manner, if prior to the appointment of any Competitor Director or any investment in a Portfolio Company that would constitute a Competitor hereunder, Searchlight has first obtained the prior written consent of the Board (with the Searchlight Directors abstaining) (such consent not to be unreasonably withheld, conditioned or delayed) to such Searchlight employee, member or partner (other than any third party limited partner who is an investor in Searchlight) serving as a Competitor Director or to such investment in such Portfolio Company.

(vi)    Searchlight Nominee Qualifications. As a condition to any Searchlight Nominee’s appointment or nomination to the Board pursuant to this Agreement, such Searchlight Nominee shall agree to provide to the Company information required to be or customarily disclosed for directors, candidates for directors and their Affiliates and Representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and such other information as reasonably requested by the Company from time to time with respect to such Searchlight Nominee; provided that in no event shall such Searchlight Director’s relationship with Searchlight or its Affiliates (or any other actual or potential lack of independence resulting therefrom), in and of itself, be considered to disqualify such Searchlight Director from being a member of the Board pursuant to this Section 3.1. Each Searchlight Nominee shall, prior to being appointed or nominated, submit to the Company a fully completed, true and accurate copy of Company’s standard director questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or nomination of any new Board member. Each Searchlight Nominee shall ensure, that, at all times while serving as a member of the Board, he or she will (i) meet all director independence and other standards of the Company, NASDAQ and the SEC and applicable provisions of the Exchange Act, including Rule 10A-3, and (ii) be qualified to serve as a director under applicable law and comply with requirements applicable to directors thereunder. In addition, while serving as a member of the Board, each Searchlight Nominee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines of the Company that have been adopted by the Board and which are applicable to all non-employee Board members, and shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company; provided that, subject to the Company, such Searchlight Director and Searchlight entering into a customary and reasonable mutually acceptable confidentiality agreement, such Searchlight Director shall be entitled to discuss Company business and matters discussed at meetings of the Board with other Representatives of Searchlight and its Affiliates so long as such interaction is covered by such confidentiality agreement and does not jeopardize any attorney-client privilege.

(vii)    Director Indemnification. The Company shall indemnify the Searchlight Directors in accordance with the indemnity agreement entered into by the Company and the Searchlight Nominees on the date hereof.

(viii)    Board Size. Prior to the expiration of the Searchlight Board Right Period, (i) the Company shall not increase the size of the Board to more than a total of 12 director seats; provided that the Company may temporarily increase the size of the Board to facilitate the retirement or resignation of any incumbent director and the replacement thereof with a new director and (ii) the Company shall not decrease the size of the Board if such decrease would require the resignation of any Searchlight Director, in each case, without the prior written consent of Searchlight.

Section 3.2.    Corporate Opportunities. (a) No Holder, nor any stockholder, member, manager, partner or Affiliate of any Holder or their respective officers, directors, employees or agents, and no Searchlight Director serving as a member of the Board in accordance with Section 3.1 (any of the foregoing, a “Searchlight Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or one of its Subsidiaries may, but for the provisions of this Section 3.2, have an interest or expectancy (“Corporate Opportunity”) and (b) no Holder nor any Searchlight Group Member (even if such Person is also an officer or director of the Company or any of its Subsidiaries) will be deemed to have breached any fiduciary or other duty or obligation to the Company or any of its Subsidiaries by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company, on behalf of itself and its Subsidiaries, renounces any interest in any Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company or any of its Subsidiaries by Searchlight or its Affiliates.

Section 3.3.    NASDAQ Listing of Warrant Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply to cause the aggregate number of shares of Common Stock issuable upon the exercise of the Warrants to be approved for listing on the NASDAQ, subject to official notice of issuance. If required as a result of anti-dilution adjustments contained in the Warrants, from time to time following the Issue Date, the Company shall cause the number of shares of Common Stock issuable upon exercise of the then outstanding Warrants to be approved for listing on the NASDAQ, subject to official notice of issuance.

Section 3.4.    Public Disclosure. The Holders and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, the Securities Purchase Agreement, the Warrants and each other document or agreement executed in connection with any of the foregoing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that without the Company’s prior consent, Searchlight may provide general information about the subject matter of this Agreement (but not any material non-public information regarding the Company or its Subsidiares) to any of its current or prospective investors or limited partners to the extent such disclosure is made in the ordinary course of the Searchlight’s reporting or review procedures or in connection with Searchlight’s ordinary course fundraising, marketing, information or reporting activities, in each case, subject to such communication being covered by a customary non-disclosure agreement between Searchlight and such investors and/or limited partners.

Section 3.5.    Acquisition of Common Stock. Following the date of this Agreement and until the earlier of (i) Searchlight no longer beneficially owning at least 25% of the number of Market Warrants issued on the Issue Date (and/or the respective Warrant Shares issued in connection with the exercise of the Market Warrants) and (ii) the Lock-Up Period End Date, wihtout the prior consent of Searchlight, the Company shall not, and shall not permit any Restricted Subsidiary (as defined in the Securities Purchase Agreement) to, at any time or from time to time directly or indirectly, redeem, purchase or otherwise acquire (any such event, an “Acquisitions”) any Equity Securities of the Company for a consideration per share (plus, in the case of any options, rights, or securities, the additional consideration required to be paid to the Company upon exercise, conversion or exchange) greater than the Market Price (as defined in the Warrants) per share of Common Stock immediately prior to the earlier of (x) the announcement of such Acquisition or (y) such Acquisition.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1.    General Restrictions on Transfers.

(a)    Except as expressly permitted by this Agreement or the Warrants, a Holder may not Transfer all or any portion of the Warrants, the Warrant Shares or any right or economic interest pertaining thereto prior to January 1, 2021 (the “Lock-Up Period End Date”). For the avoidance of doubt and notwithstanding anything set forth in this Agreement to the contrary, following the Lock-Up Period End Date, the Holder and its Permitted Warrant Transferees shall be entitled to Transfer all or a portion of the Warrants and Warrant Shares without restriction or limitations (including any restrictions or limitations set forth in Section 4.2 or elsewhere in this Agreement or the Warrant), subject to the restrictions set forth in the first paragraph of the legends included on the Warrants. Any Transfer that is not in compliance with the provisions of this Article IV (other than a Transfer permitted pursuant to the other terms of this Agreement and the Warrant) shall be deemed a Transfer by such Holder in violation of this Agreement and the Warrants (and a breach of this Agreement and the Warrants by such Holder) and shall be null and void ab initio.

Section 4.2.    Certain Permitted Transfers.

(a)    Notwithstanding anything to the contrary contained in this Article IV, but subject to compliance with this Section 4.2, the Holder shall be permitted at any time prior to the Lock-Up Period End Date to Transfer all or a portion of the Warrant or the Warrant Shares under the following circumstances:

(i)    Transfers by a Holder to any Permitted Warrant Transferee;

(ii)    Transfers to the Company or any of its Subsidiaries;

(iii)    Transfers pursuant to any tender offer, exchange offer, merger, consolidation, reclassification, reorganization, recapitalization or other similar transaction involving the Company or any of its Subsidiaries in which stockholders of the Company are offered, permitted or required to participate as holders of the Company’s Capital Stock; and

(iv)    Transfers that have been approved in writing by the Board.

(b)    If at any time prior to the Lock-Up Period End Date, a Permitted Warrant Transferee ceases to qualify as a Permitted Warrant Transferee, then any portion of the Warrant or Warrant Shares issued upon exercise hereof then held by such Permitted Warrant Transferee (and all interest and rights related thereto) will, without any further action required by such Permitted Warrant Transferee, be automatically Transferred back to the original Holder of the Warrant, and such former Permitted Warrant Transferee and the original Holder of the Warrant shall take such action as the Company deems reasonably appropriate to document and effect such Transfer. Upon surrender and delivery of the Warrants by the Holder or a Permitted Warrant Transferee thereof, together with a written assignment of the Warrant substantially in the form attached as Exhibit B to the Warrants duly executed by the Holder and the Permitted Warrant Transferee and funds sufficient to pay any applicable transfer taxes (if any) payable upon the making of such Transfer, the Company shall (i) execute and deliver a new Warrant or Warrants in the name of the original Holder and in the denominations specified in such instrument of Transfer, (ii) issue to the Transferor a new Warrant evidencing the portion of the Warrant, if any, not so Transferred, (iii) promptly cancel the original Warrant and (iv) take such other ministerial actions as reasonably necessary to accomplish and evidence such Transfer. Upon the transfer of any Warrant Shares by the Holder or a Permitted Warrant Transferee, the Company shall promptly issue or cause to be delivered a certificate or certificates (or book entry shares) for such Warrant Shares in accordance with Section 1.4 of the Warrant.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1.    Piggyback Registrations.

(a)    General. If the Company proposes to register Common Securities under the Securities Act (other than a registration on Form S-4 or Form S-8, or any successor or other forms promulgated for similar purposes, and other than demand registrations pursuant to Section 5.2) involving the offering of such Common Securities at any time after the last day of the Restricted Period (the “Restricted Period Termination Date”), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities that are the same class of such Common Securities for sale to the public under the Securities Act, it will, at each such time, give prompt written or telephonic notice (a “Piggyback Offering Notice”) to the Holders of its intention to do so, the form on which the Company expects to effect such registration (e.g., Form S-1, Form S-3 or Form S-3ASR), the anticipated filing date with the SEC of such registration statement, the anticipated date that the registration statement will be declared or otherwise become effective, whether the offering is to be underwritten, in the case of Form S-3 or Form S-3ASR, the anticipated date and time that the offering will be made. The registration rights provided for in this Section 5.1 are in addition to, and not in lieu of, registrations made upon the demand of any Holder in accordance with Section 5.2(a).

(b)    Form S-1. If the Company indicates in the Piggyback Offering Notice that it intends to effect a registration pursuant to Form S-1, upon the written request of any Holder (which request shall specify the Registrable Securities intended to be registered by such Holder), made within ten days after the receipt of any such notice but in no event later than two (2) Business Days prior to the date the Form S-1 is filed with the SEC, the Company will, subject to the conditions set forth in Section 5.3 and the provision of the information specified in Section 5.5, use commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof.

(c)    Form S-3. If the Company indicates in the Piggyback Offering Notice that it intends to effect a registration pursuant to Form S-3, upon the written request of any Holder (which request shall specify the Registrable Securities intended to be registered by such Holder), made within ten days after the receipt of any such notice, notifying the Company whether any Holders intend to include within the Form S-3 or any Prospectus included therein Registrable Securities, the Company will, subject to the conditions set forth in Section 5.3 and the provision of the information specified in Section 5.5, use commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof.

(d)    Form S-3ASR. If the Company indicates in the Piggyback Offering Notice that it intends to effect a registration pursuant to Form S-3ASR, upon the written request of any Holder (which request shall specify the Registrable Securities intended to be registered by such Holder), made within ten days after the receipt of any such notice, prior to the date and time of the offering as specified in the Company’s notice, notifying the Company whether any Holders intend to include within such Form S-3ASR or any Prospectus included therein Registrable Securities, the Company will, subject to the conditions set forth in Section 5.3 and the provision of the information specified in Section 5.5, use commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof.

(e)    Exercise into Registrable Securities. Nothing in this Section 5.1 shall limit the right of any Holder to request the registration of the Registrable Securities issuable upon exercise of the Warrants by such Holder (subject to such exercise occurring prior to the completion of the sale of the underlying Registrable Securities prior to such registration), notwithstanding the fact that at the time of the request such Holder holds Warrants and not the underlying Common Stock.

(f)    Right to Withdraw. If a registration pursuant to this Section 5.1 involves an underwritten offering, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement (or the date of any prospectus supplement filed in connection therewith, in the case of a shelf registration) filed in connection with such registration, not to register all or any part of such Holder’s Registrable Securities in connection with such registration.

Section 5.2.    Demand Registration.

(a)    Subject to the provisions of this Section 5.2(a), upon the written request (a “Demand Notice”) of a Holder (the “Demand Party”) requesting that the Company effect the registration under the Securities Act of all or part of such Demand Party’s Registrable Securities, which Registrable Securities will be offered for sale after the Restricted Period Termination Date, and specifying the amount and intended methods of disposition thereof, including pursuant to a shelf registration statement utilizing Rule 415 of the Securities Act (or its successor provision) (a “Shelf Registration”), which Shelf Registration shall only be permitted hereunder if the Company is then eligible to use Form S-3, thereupon the Company will promptly give written notice of such requested registration to each of the other Holders and thereupon will, as expeditiously as reasonably practicable (and in any event no later than 45 days after the date of the Demand Notice), file and use its commercially reasonable efforts to cause to be declared effective under the Securities Act as promptly as practical a registration statement to effect the registration under the Securities Act of the following; provided that, notwithstanding the foregoing: (x) to the extent a Demand Notice is delivered not less than 45 days prior to the Restricted Period Termination Date requesting a Shelf Registration, the Company shall use its commercially reasonable efforts to cause such registration statement to become effective no later than the first (1st) Business Day after the Restricted Period Termination Date, and (y) under no circumstances under this Section 5.2(a) (including the foregoing clause (x)) shall the Company be required to file any registration statement prior to the date that is 45 days prior to the Restricted Period Termination Date:

(i)    such Registrable Securities which the Company has been so requested to register by the Demand Party under the Demand Notice; and

(ii)    the Registrable Securities of Holders which the Company has been requested to register by written request to the Company by the Holders within ten days after the giving of such written notice by the Company to the Holders (which request shall specify the amount and intended methods of disposition of such securities);

all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities and such other securities so to be registered.

(b)    Shelf Take-Downs. Any of the Holders whose Registrable Securities have been registered pursuant to a Shelf Registration may initiate an offering or sale of Registrable Securities pursuant to such Shelf Registration (each, a “Shelf Take-Down”) and, except as set forth in this Section 5.2(b) with respect to Marketed Underwritten Offerings (as defined below), such Holder shall not be required to permit the offer and sale of Registrable Securities by other Holders in connection with such Shelf Take-Down. If the initiating Holders so elect by written request to the Company, a Shelf Take-Down may be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and the Company shall, if so requested, file and effect an amendment or supplement of the Shelf Registration for such purpose as soon as practicable. Only the Demand Party shall have the right to initiate an Underwritten Shelf Take-Down, and the Company shall provide notice to the other Holders of such registration in accordance with the provisions of Section 5.2(a), if required with respect to Marketed Underwritten Offering.

(c)    Effective Registration Statement. A registration requested pursuant to this Section 5.2 will not be deemed to have been effected unless: (i) it has been declared effective by the SEC or has otherwise become effective under the Securities Act, or (ii) it has been filed with the SEC but abandoned or withdrawn at the request of the Demand Party prior to effectiveness, other than an abandonment or withdrawal requested because of: (A) the stock price of the

Common Stock falling 10% or more since the delivery of a request for registration pursuant to this Section 5.2 (provided that such registration shall be deemed to have been effected, unless (x) the Holders participating in the registration reimburse the Company for Registration Expenses incurred or payable by the Company up until the receipt of notice of an abandonment or withdrawal pursuant to this clause (A) and for the withdrawal of the registration statement, and (y) a Demand Party has not previously requested abandonment or withdrawal of a registration pursuant to this clause (A) more than twice in any 12 month period, (B) the delivery of a postponement notice pursuant to Section 5.3(b)(iv), (C) a material adverse change in the Company’s and its Subsidiaries’ prospects, business, operations, properties, assets, liabilities, financial condition or results of operations, taken as a whole, which became known to the Holders or the public after the delivery of a request for registration pursuant to this Section 5.2 or (D) the discovery of materially adverse, non-public information concerning the Company and its Subsidiaries, taken as a whole.

(d)    Selection of Underwriters. If a requested registration pursuant to this Section 5.2 involves an underwritten offering, the investment bankers, underwriters and managers for such registration shall be selected by the Demand Party, subject to the reasonable agreement by the Company, which shall not be withheld or delayed.

(e)    Priority in Demand Registrations; Right to Abandon or Withdraw. If a requested registration pursuant to this Section 5.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Common Securities (including Registrable Securities) to be included in such registration as contemplated by the Holders and the Company would be likely to exceed the largest number of Common Securities that can be sold without having an adverse effect on the success of such offering, including any impact on the selling price or the number of Common Securities that can be sold (the “Maximum Offering Size”), then the Company shall include in such registration (i) first, 100% of the Registrable Securities requested to be included in such registration by the Demand Party and other Holders of Registrable Securities who have requested that their Registrable Securities be included up to the Maximum Offering Size (such Registrable Securities allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Demand Party and the other Holders of Registrable Securities so requested to be included in such registration by each) and (ii) second, to the extent the managing underwriter believes additional securities can be sold in the offering without exceeding the Maximum Offering Size, the securities the Company proposes to sell up to the number of securities that, in the opinion of such managing underwriter, can be sold without exceeding the Maximum Offering Size. Notwithstanding the foregoing, if the managing underwriter of any underwritten offering shall advise the Holders participating in a registration pursuant to this Section 5.2 that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Demand Party or that all of the Registrable Securities requested to be included in a registration by a Demand Party pursuant to this Section 5.2 cannot be sold in the manner requested, then the Demand Party shall have the right to notify the Company that it has determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement; it being understood that in the event the Demand Party exercises its right set forth in this sentence, the Company shall remain liable for any Registration Expenses pursuant to Section 5.6 and that the abandonment or withdrawal of the registration statement shall nevertheless constitute a registration for purposes of Section 5.3(b)(i) unless the Demand Party elects to pay (or reimburse the Company for) such Registration Expenses, in which case such registration statement shall not constitute a registration for purposes of Section 5.3(b)(i).

(f)    Minimum Offering Size. Any underwritten sale pursuant to a Shelf Registration pursuant to this Section 5.2 must be for a number of Registrable Securities which, based on the good-faith determination of the Holders, will result in gross proceeds of at least $10 million.

(g)    Method of Disposition. Subject to Section 5.7, each Holder of Registrable Securities may, pursuant to the registration statement covering such Registrable Securities, from time to time, sell, transfer or otherwise dispose of any or all of such Holder’s shares of Registrable Securities on any stock exchange, market or trading facility on which the Registrable Securities are traded or in private transactions. Each Holder of Registrable Securities may use any method, or combination of methods, of disposing of such Registrable Securities or interests therein by any method, or combination of methods, permitted pursuant to applicable law, including, without limitation, short sales entered into after the effective date of the registration statement covering such Registrable Securities and through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise. For the avoidance of doubt, to the extent permitted by applicable law, each Holder may, in connection with the sale of Registrable Securities or interests in Registrable Securities, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn, to the extent so permitted, engage in short sales of the Common Stock in the course of hedging the positions they assume, and each Holder may also sell shares of Common Stock short and deliver these securities to close out such Holder’s short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. Each Holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registrable Securities offered by the applicable registration statement, which Registrable Securities, to the extent they may be included on such registration statement and the required information has been timely provided to the Company in accordance herewith and is appropriately reflected therein, such broker-dealer or other financial institution may resell pursuant to the applicable registration statement. Subject to Article IV, each Holder may, to the extent permitted by applicable law, enter into derivative transactions with third parties, or sell securities not covered by an applicable registration statement to third parties in privately negotiated transactions. To the extent they may be included on such registration statement and the required information has been timely provided to the Company in accordance herewith and is appropriately reflected therein, in connection with those derivatives, such third parties may sell securities covered by the applicable registration statement, including in short sale transactions. If the foregoing applies, the third party may use securities pledged by the Holder or borrowed from the Holder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from the Holders in settlement of those derivatives to close out any related open borrowings of securities. In each of the foregoing cases, the third party in the transactions described in this Section 5.2(g) will be an underwriter subject to the provisions of Section 5.2(d), and the Holders seeking to include such transactions in the applicable registration statement and the Company will comply with the same procedures as are applicable to a Shelf Take-Down in preparing the necessary amendment or supplement to such registration statement.

In addition, for avoidance of doubt, the Holders of hedging Common Stock will be subject to the provisions of Section 5.10.

Section 5.3.    Exceptions to the Company’s Obligations.

(a)    Notwithstanding anything in Section 5.1 to the contrary:

(i)    if, at any time after giving a Piggyback Offering Notice, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to the Holders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration; and

(ii)    if a registration pursuant to Section 5.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Common Securities (including Registrable Securities requested to be included in such registration) to be included in such registration as contemplated by the Company and the Holders would be likely to exceed the Maximum Offering Size, then the Company shall include in such registration (a) first, 100% of the securities the Company proposes to sell, and (b) second, to the extent of the amount of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter can be sold without exceeding the Maximum Offering Size, the amount of Registrable Securities which the Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders and all other Persons entitled to registration rights, on the basis of the relative amount of Registrable Securities then held by each such Person (provided that any such amount thereby allocated to any such Person that exceeds such Person’s request shall be reallocated among the remaining requesting Persons in a like manner to the extent practicable).

(b)    Notwithstanding anything in Section 5.2 to the contrary:

(i)    in no event shall the Company be required to effect more than (A) three demand registrations pursuant to Section 5.2(a) and (B) four Underwritten Shelf Take-Downs, in the case of this clause (B), during any 12 month period; provided that the addition of Registrable Securities as a result of a stock split or dividend to an effective Shelf Registration Statement shall not constitute a demand for purposes of clause (A);

(ii)    in no event shall the Company be obligated to prepare and file (x) any such registration statement or (y) any prospectus supplement thereto relating to an Underwritten Shelf Take-Down, in each case with respect to Registrable Securities with a market value (based on then-current trading prices) of less than $10 million;

(iii)    the Company shall not be obligated to (x) file a registration statement under Section 5.2(a) within a period of 90 days after the effective date of any other registration statement, (1) for which the Holders exercised their rights pursuant Section 5.1 to include Registrable Securities, provided that the Company and the underwriters did not limit the number of Registrable Securities that such Holder was permitted to include in such registration statement or (2) which the Company filed or effected pursuant to Section 5.2(a) or (y) effect more than one Underwritten Shelf Take-Down pursuant to Section 5.2 in any 90-day period;

(iv)    if the Company receives a request for registration pursuant to Section 5.2, at a time when (A) the Company has commenced, or has a bona fide intention to commence, a public securities offering transaction, (B) registration of the Registrable Securities would, in the good faith judgment of the Board (after consultation with outside counsel), impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or similar material transaction, or (C) non-public material information not otherwise then required by law to be publicly disclosed regarding the Company exists, the immediate disclosure of which would in the good faith judgment of the Board be disadvantageous in any material respect to the Company (clauses (A), (B) and (C), a “Material Pending Event”), then the Company may postpone the filing (but not the preparation) of a registration statement requested pursuant to Section 5.2 for a period not to exceed 90 consecutive calendar days from the date of a Demand Notice upon providing the Demand Party with written notice of such postponement (which notice shall not include a statement of the reason for such postponement); provided that the Company shall at all times in good faith use commercially reasonable efforts to cause any registration statement required by Section 5.2 to be filed as soon as reasonably practicable thereafter; provided, further, that the Company shall postpone the filing of a registration statement pursuant to this Section 5.3(b)(iv) for no more than 120 days and no more than two (2) times, in each case, in the aggregate in any 12 month period in respect of all requested registrations; provided, however, that the Company shall make prompt and adequate disclosure of any material information required to be disclosed from time to time in accordance with law and NASDAQ rules. Each Holder shall keep confidential any communications received by it from the Company regarding the postponement pursuant to this Section 5.3(b)(iv) (including the fact of the postponement), except as required by law. In the event that the Company gives the Holders the notice specified in this Section 5.3(b)(iv), the Demand Party shall have the right, within 15 days after receipt thereof, to withdraw its request under Section 5.2, in which case such request shall not be counted as a demand for purposes of Section 5.2 or for purposes of the limitations set forth in Section 5.3(b)(i);

(v)    if the Company receives a request for registration pursuant to Section 5.2, at a time when there is a Material Pending Event, then the Company may suspend sales under a shelf registration statement, or a registration statement pursuant to which Registrable Securities are not immediately sold after the effectiveness thereof, for a period not to exceed 90 days in any 180-day period upon providing the Holders with written notice of such suspension (which notice shall not include a statement of the reason for such suspension); provided, that the Company shall suspend the filing of a registration statement pursuant to this Section 5.3(b)(v) for no more than 120 days in the aggregate in any 12 month period and two (2) times in any 12 month period respect of all requested registrations; provided, however, that the Company shall make prompt and adequate disclosure of any material information required to be disclosed from time to time in accordance with law and NASDAQ rules. Upon receipt of a notice from the Company in accordance with the terms of this Section 5.3(b)(v), each Holder agrees not to sell or offer to sell any Registrable Securities pursuant to such shelf registration statement until the Company notifies such Holder that the shelf registration statement may be used (which notice the Company shall promptly provide following the termination of the event or circumstance giving rise to such suspension). Each Holder shall keep confidential any communications received by it from the Company regarding the suspension of sales pursuant to this Section 5.3(b)(v) (including the fact of the suspension), except as required by law; and

(c)    Notwithstanding anything in Section 5.1 or Section 5.2 to the contrary:

(i)    At such time as all of the Warrant Shares and Warrants that could be exercised into Warrant Shares together beneficially owned by a Holder (together with those of its Affiliates) constitute less than 2.5% of the outstanding Common Stock, the Company shall not be required to effect any registrations, Shelf Take-Downs or Underwritten Shelf Take-Downs of any kind for such Holder pursuant to Section 5.1 or Section 5.2 (but the Company shall be required to maintain the effectiveness of any shelf registration statement that is in effect at such time as required by Section 5.4(b) for six additional months following such date); and

(ii)    if any registration involves an underwritten offering, all Holders requesting to participate in any registration in connection with an underwritten offering hereunder must sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements (with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings) and must complete and execute all reasonable questionnaires, powers of attorney, underwriting agreements, hold-back agreement letters (also customarily referred to as lock-up letters) and other documents customarily required under the terms of such underwriting arrangements; provided, however, that to the extent such Holder is obligated under the terms of the underwriting arrangements to (i) make representations and warranties other than generally as to his, her or its respective (A) execution, delivery and performance of such underwriting agreement and the agreements contemplated thereby, (B) individual ownership of the Registrable Securities being sold pursuant to such underwriting agreement and (C) information provided by such Holder in writing specifically for inclusion in the Prospectus and (ii) agree to provide indemnification for any liability arising out of a breach of any such representations or warranties of such Holder that would exceed the total proceeds received by such Holder for the sale of such Registrable Securities pursuant to such underwriting agreement, then such Holder, to the extent he, she or it determined not to enter into such underwriting agreement, shall not be obligated to enter into a lock-up agreement contemplated by Section 5.10.

Section 5.4.    Registration Procedures. If and whenever the Company is required to effect a registration of any Registrable Securities as provided in this Agreement, subject to the limitations set forth in Section 5.3, the Company will: (a)    promptly prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause a registration statement with respect to a demand registration pursuant to Section 5.2 to be filed (in the case of a registration pursuant to Form S-3ASR), or become effective (in the case of any registration other than pursuant to Form S-3ASR) as promptly as practicable;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement (including Exchange Act documents incorporated by reference into the registration statement) and the Prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 90 days (or such longer period as may be requested by the Holders in the event of a shelf registration statement) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus or any amendments or supplements thereto in accordance with Section 5.4(a) or this Section 5.4(b) to the extent that doing so will not materially interfere with the timing of the offering: (i) the Company will furnish to counsel selected pursuant to Section 5.9 copies of all documents proposed to be filed, and (ii) such documents will be subject to the review of such counsel reasonably in advance of any filing to permit a reasonable opportunity to review and comment in light of the circumstances;

(c)    use commercially reasonable efforts to comply with all applicable securities laws in the United States and register or qualify such Registrable Securities covered by such registration in such jurisdictions in the United States as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 5.4(c), it would not be obligated to, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(d)    promptly furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the Prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other similar documents as such seller may reasonably request necessary to facilitate the disposition of the Registrable Securities by such seller;

(e)    notify each seller of any such Registrable Securities covered by such registration statement promptly if the Company becomes aware that the Prospectus included in such registration statement, as then in effect, or the registration statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)    otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

(g)    (i) use commercially reasonable efforts to list such Registrable Securities on the U.S. national securities exchange or market on which the Common Stock is then listed or traded (if such Registrable Securities are not already then listed and if such listing is then permitted under the rules of such exchange or market) to the extent required; and (ii) use commercially reasonable efforts to provide for a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(h)    in connection with an underwritten offering pursuant to a demand registration pursuant to Section 5.2, promptly enter into an underwriting agreement in customary form, which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for, the provisions of Section 5.8, and take such other actions as the managing underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i)    in connection with an underwritten offering pursuant to a demand registration pursuant to Section 5.2, promptly obtain a “cold comfort” letter or letters from the Company’s independent public accounts in customary form and covering matters of the type customarily covered by “cold comfort” letters provided to sellers of securities as the seller or sellers of a majority of shares of such Registrable Securities shall reasonably request;

(j)    promptly make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the “due diligence” of such seller or such underwriter with respect to such registration statement, subject to the execution of a mutually acceptable confidentiality agreement;

(k)    promptly notify counsel (selected pursuant to Section 5.9) for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent and confirm such notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the Prospectus and any amendments to the Prospectus shall have been filed (other than in the case of a registration pursuant to Form S-3ASR), (ii) of the receipt of any comments from the SEC, (iii) of any request by the SEC to amend the registration statement or amend or supplement the Prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any Prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(l)    use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(m)    (i) if requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent; and (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(n)    cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may reasonably request;

(o)    in connection with an underwritten offering pursuant to a demand registration pursuant to Section 5.2, promptly obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and scope for sellers of securities;

(p)    cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(q)    use commercially reasonable efforts to make available certain of the executive officers of the Company (which in any event shall include the Company’s chief executive officer) to participate and to cooperate with the Holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts that may be reasonably be requested upon reasonable notice thereof by the Holders in connection with a firm commitment underwritten offering for the Registrable Securities (an underwritten offering contemplated by this Section 5.4(q), a “Marketed Underwritten Offering”); provided that the Company and its executive officers shall not be obligated to participate and cooperate in connection with more than one Marketed Underwritten Offering per calendar year.

Section 5.5.    Information Supplied. It shall be a condition precedent to the obligations of the Company to take any action to register the Registrable Securities held by any Holder as to which any registration is being effected that such Holder shall furnish the Company with such information regarding such Holder that is pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request. Each Holder agrees to promptly furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not misleading.

Section 5.6.    Expenses. Except as provided herein, the Company will pay all Registration Expenses in connection with registrations of Registrable Securities requested pursuant to Section 5.1 or Section 5.2. Each Holder shall pay all underwriting discounts and commissions, broker fees and commissions, and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to any registration statement, as well as any SEC filing fees related to Registrable Securities referred to in clause (ii) of the definition thereof.

Section 5.7.    Restrictions on Disposition. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.4(e), Section 5.4(k)(iii) or Section 5.4(k)(iv), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5.4(e) or written notice from the Company that the registration statement is again effective and no amendment or supplement is needed. In the event that the Company shall give any such notice, the period referred to in Section 5.4(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5.4(e) and to and including the date when each seller of Registrable Securities covered by such registration statement shall have receive the copies of the supplemented and amended Prospectus contemplated by Section 5.4(e).

Section 5.8.    Indemnification.

(a)    Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 5.1 or Section 5.2, to the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder, each Affiliate of such Holder and their respective directors and officers, members or general and limited partners (and the directors, officers, employees, affiliates and each Person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (hereinafter referred to as a “Controlling Person”) of any of the foregoing), and each underwriter, if any, and each Person who controls within the meaning of Section 15 of the Securities Act any underwriter (collectively, the “Seller Indemnified Parties”), against all claims, losses, damages and liabilities, joint or several, actions or proceedings (whether commenced or threatened in writing) in respect thereof (“Claims”) and expenses arising out of or based on: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, (ii) any untrue statement or alleged untrue statement of a material fact contained in a Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus prepared by it or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, and the Company will reimburse each such Seller Indemnified Party for any reasonable fees and disbursements of counsel and any other reasonable out-of-pocket expenses incurred in connection with investigating and defending or settling any such Claim; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or alleged untrue statement or omission or alleged omission by such Holder or underwriter but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement, Prospectus, or Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder and stated to be specifically for use therein; and provided, further, that the indemnity agreement contained in this Section 5.8(a) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Company will not be liable to any Seller Indemnified Parties pursuant to this Section 5.8(a) to the extent that any Claims for which such Seller Indemnified Party seeking indemnification relates to a sale of Registrable Securities in violation of Section 5.3(b)(v).

(b)    Indemnification by the Holders. To the fullest extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the registration statement or Prospectus, indemnify and hold harmless the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and Controlling Persons (collectively, the “Company Indemnified Parties”), against all Claims and expenses arising out of or based on: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, (ii) any untrue statement or alleged untrue statement of a material fact contained in a Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, and the Holder will reimburse each such Company Indemnified Party for any reasonable fees and disbursements of counsel and any other reasonable expenses incurred in connection with investigating and defending or settling any such Claim, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, Prospectus, or Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder and stated to be specifically for use therein; and provided that the indemnity agreement contained in this Section 5.8(b) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the applicable selling Holder (which consent shall not be unreasonably withheld or delayed); and provided, further, that in the absence of fraud (as determined in a final and non-appealable judgement by a court of competent jurisdiction) by such Holder, the liability of each selling Holder of Registrable Securities hereunder shall be limited to the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such registration statement.

(c)    Notification of Claims. Promptly after receipt by a Person entitled to indemnification pursuant to Section 5.8 (an “Indemnified Party”) hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 5.8, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 5.8, except to the extent that the indemnifying party is prejudiced in any material respect by such failure to give notice. In case any such action or proceeding is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment, based upon advice of counsel, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding (in which case the Indemnified Party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor (but in no event will bear the expenses for more than one firm of counsel for all Indemnified Parties in each jurisdiction who shall, with respect to Seller Indemnified Parties, be approved by the majority of the participating Holders in the registration in respect of which such indemnification is sought), the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the Indemnified Party without the consent of the indemnifying party, such consent not to be unreasonably withheld. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the Indemnified Party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such Indemnified Party and does not otherwise adversely affect such Indemnified Party, other than as a result of the imposition of financial obligations for which such Indemnified Party will be indemnified hereunder. An Indemnified Party may not settle any action or proceeding or the entry of any judgment without the prior written consent of the indemnifying party.

(d)    Contribution. (i) If the indemnification provided for in this Section 5.8 from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 5.8(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding; and (ii) the parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 5.8(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)    Non-Exclusive Remedy. The obligations of the parties under this Section 5.8 shall be in addition to any liability which any party may otherwise have to any other party.

Section 5.9.    Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Section 5.1 and Section 5.2, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, a majority of the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.

Section 5.10.    Market Standoff Agreement. Subject to the proviso in Section 5.3(c)(ii), in connection with any underwritten public offering, each Holder who holds Registrable Securities and who was offered or waived the opportunity to include Registrable Securities in such offering pursuant to Section 5.1 or Section 5.2 will agree upon the request of the managing underwriter with respect to such offering not to effect any Public Sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Equity Security of the Company during the 14-day period prior to, and for the 90 days after, the effective date of the registration statement for such offering (or such lesser period as the managing underwriters may require or permit), except for such Common Securities to be included in such offering; provided that all of the Company’s stockholders that own more than 5% of the outstanding Common Stock and have registration rights (other than PAR Investment Partners, L.P.), executive officers and all of the members of the Company’s Board are restricted in the same manner and for the same duration (and if any such person is released from such restrictions, in whole or in part, the Holders shall be so released to the same extent); provided, further, that the obligations set forth in this Section 5.10 shall not apply to any Holder who was limited in the number of Registrable Securities that such Holder could sell in the offering pursuant to Section 5.2(e) or Section 5.3(a)(ii) and did not otherwise sell Registrable Securities in such offering.

Section 5.11.    No Inconsistent Agreements. The Company represents and warrants that, except for the Amended and Restated Registration Rights Agreement, dated as of January 31, 2013 (the “PAR Agreement”), among the Company, PAR Investment Partners, L.P. and the other parties thereto, it is not a party to a contract which conflicts with the exercise of the rights granted to the Holders of Registrable Securities in this Article V. Notwithstanding any provision contained in Article V to the contrary, the provisions of this Article V shall be deemed to be automatically modified solely to the extent any specific provision or term of this Article V breaches or is otherwise inconsistent with any applicable term of the PAR Agreement and the Company shall promptly take all actions necessary and use its best efforts, including good faith negotiations with the Holders and their Affiliates, to promptly (i) compensate, reimburse or otherwise make-whole the Holders and their Affiliates for any damages, losses, costs or expenses (in each case, economic or otherwise) incurred by the Holders or their Affiliates in connection with any such automatic modification or any challenge by PAR to the validity or enforceability of this Agreement or to any of the terms hereof and (ii) restore in full any rights of the Holders or their Affiliates under this Article V or elsewhere in this Agreement, which are forfeited, impaired or otherwise modified or changed in any way as a result of such automatic modification.

Section 5.12.    Termination of Registration Rights. The rights and obligations of any Holder under this Article V shall terminate (other than Section 5.6, Section 5.8 and Section 5.12) at such time as such Holder ceases to hold any Registrable Securities.

ARTICLE VI

PARTICIPATION RIGHTS

Section 6.1.    General.

(a)    Offer. From Closing until the earlier of (x) the five-year anniversary of the Issue Date and (y) the date on which the Holders no longer beneficially owns 50% or more of the number of Penny Warrants issued on the Issue Date (or the respective Warrant Shares issued in connection with the exercise of the Penny Warrants), the Company shall not issue any Common Securities to any Person, unless the Company offers the right (the “Participation Right”) to each Holder to purchase its Participation Amount (as defined below) of such Common Securities at the same price per security (payable in cash) and otherwise upon the same terms and conditions as those offered to such Person in accordance with the procedures set forth in this Section 6.1; provided that Participation Rights shall not be applicable to the issuance of Common Securities: (i) issued as consideration pursuant to bona fide acquisitions of securities or material assets or business of another Person, including any Subsidiary, division or business line thereof (in each case, other than any Affiliates of the Company), by the Company or any of its Subsidiaries, (ii) issued to directors, officers, employees or consultants pursuant to any Approved Stock Plan, (iii) pursuant to a stock split, stock dividend or similar transaction in which all holders of Common Stock (or Common Securities convertible for shares of Common Stock) are treated equally on a pro rata basis, and (iv) pursuant to the payment of paid in kind interest on convertible indebtedness incurred by the Company or any of its Subsidiaries, (v) pursuant to the conversion, exchange or exercise of a Common Security that is either (A) outstanding on the Issue Date in accordance with the terms in effect on the Issue Date, including the Warrants, or (B) outstanding after the Issue Date as long as, in the case of clause (B), the Holders have had an opportunity to exercise their Participation Rights with respect to the underlying Common Security or such Common Security was issued pursuant to clause (i), (ii) or (iv) of this sentence and (vi) pursuant to an offering of the type described in clause (i) of the definition of “Public Sale” of Common Securities. In connection with any Public Sale of Common Securities by the Company during any period when the Holders are entitled to Participation Rights under this

Section 6.1, the Company shall use its reasonable best efforts to facilitate such Holders’ participation in such Public Sale to the extent such Holders would have had Participation Rights in such Public Sale but for the provision of clause (vi) in the preceding sentence.

(b)    No less than fifteen (15) Business Days prior to the closing of the issuance of Common Securities pursuant to this Section 6.1 (the “Participation Rights Closing”), the Company shall send a written notice (the “Participation Rights Notice”) to the Holders stating, in reasonable detail, (i) the number of Common Securities to be offered, (ii) the designation and all of the terms and provisions of the Common Securities proposed to be issued, including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (iii) the price and other terms of the proposed sale of such Common Securities; (iv), a description of any non-cash consideration, if any, and the Fair Market Value of such non-cash consideration, and (v) reference to the Holders’ Participation Rights hereunder. In addition, the Company shall promptly deliver to each Holder any such information the Holder may reasonably request in order to evaluate the proposed issuance.

(c)    Within ten (10) Business Days after the delivery of the Participation Rights Notice, each Holder may elect by written notice to the Company, to purchase such Common Securities, at the price and on the terms specified in the Participation Rights Notice (or, if such price includes non-cash consideration, an amount of cash equal to the Fair Market Value of such non-cash consideration), up to an amount (such amount, the “Participation Amount”) equal to the product of (i) the number of Common Securities of each class offered for sale by the Company multiplied by (ii) the quotient obtained by dividing (x) the number of shares of Warrant Shares beneficially owned by the Holder (on an as-exercised basis), by (y) the total number of shares of Common Stock then outstanding (on an as-exercised basis). Such exercise notice will set forth the number of Common Securities of each class being purchased by each Holder; provided, however, that subject to compliance with the terms and conditions set forth in Section 6.1(f), the Holder shall not be permitted to purchase any Common Securities pursuant to this Section 6.1 if, and to the extent that, such acquisition by such Holder would require the consent of the Company’s stockholders pursuant to the applicable NASDAQ rules and the Company is not otherwise seeking the consent of its stockholders in connection with the issuance of such Common Securities; provided, further, however, that the Company shall still be obligated to provide written notice of such proposed issuance to the Holders pursuant to Section 6.1(b) (the “Restricted Issuance Notice”) even if such acquisition by such Holder would require the consent of the Company’s stockholders pursuant to the applicable NASDAQ rules.

(d)    Subject to the next two sentences of this Section 6.1(d), the Company may offer the Common Securities specified in the Participation Rights Notice in excess of the Participation Amount, if any, to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those set forth in such Participation Rights Notice, at any time after the Participation Rights Notice is sent but on or before the 90th day after the Participation Rights Notice was sent. In addition, during the period beginning twenty (20) Business Days after the Participation Rights Notice was sent and ending on the 90th day after the Participation Rights Notice was sent, if the Holders have elected not to exercise their Participation Rights pursuant to this Section 6.1, the Company may offer any Common Securities of the Participation Amount that are not elected to be purchased by the Holders to any

Person or Persons, provided that if such Common Securities are to be offered at a price less than, or on terms materially more favorable to such offerees than, those specified in the Participation Rights Notice, the Company shall promptly notify the Holders in writing of such modified terms (a “Subsequent Notice”) and the Holders shall have ten (10) Business Days after the receipt of such notice in which to elect to purchase the Participation Amount of such Common Securities at the price and on the terms specified in such Subsequent Notice. Following the 90th day after the Participation Rights Notice was sent, if the Company has not closed the issuance of the Common Securities pursuant to the first two sentences of this Section 6.1(d), then such Common Securities must be reoffered to issue or sell to the Holders pursuant to the terms and conditions of this Section 6.1.

(e)    The Participation Rights Closing shall occur as promptly as practicable following the notice to the Company by the Holders to exercise their Participation Rights; provided that such closing shall be subject to and shall occur not earlier than the later of (x) concurrently with the closing of the purchase of Common Securities by such offeree and (y) ten (10) Business Days after delivery of written notice by the Holders of their election to purchase such Common Securities (provided that the closing of the purchase of Common Securities shall be delayed with respect to the purchase by the Holders (i) in order to obtain any required regulatory approval for the purchase by any Holders that is not required for purchasers which are not Holders, in which case the closing of the purchase by such Holders shall occur promptly after receipt of such regulatory approval, and (ii) for a period not to exceed ten (10) calendar days, to permit the Holder to receive proceeds from calling capital pursuant to commitments made by its (or its affiliated investment funds’) limited partners). The closing of the purchase of Common Securities by the Holders pursuant to this Section 6.1 shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and applicable law. Unless otherwise set forth in writing by the Company, the Company shall have no obligation to consummate the issuance to such third-party offerees giving rise to the Participation Rights and the Company shall have no obligation to negotiate the price or other terms of the offering of Common Securities with any Holders.

(f)    In the event that the Company is not required to offer or reoffer to the Holders any Equity Securities because such issuance would require the Company to obtain stockholder approval in respect of the issuance of any Equity Securities under the listing rules of NASDAQ, the Company shall, upon the Holder’s reasonable request delivered to the Company in writing within no later than seven (7) Business Days following its receipt of the written notice of such issuance to the Holders pursuant to Section 6.1(b) (together with the Restricted Issuance Notice), at the Holders’ election:

(i)    consider and discuss in good faith modifications proposed by the Holders to the terms and conditions only of such portion of the Equity Securities which would otherwise be issued to the Holders pursuant to this Section 6.1such that the Company would not be required to obtain stockholder approval in respect of the issuance of such Equity Securities as so modified; and/or

(ii)    solely to the extent that stockholder approval is required in connection with the issuance of Equity Securities to Persons other than the

Holders, take such actions as may be reasonably necessary to seek stockholder approval in respect of the issuance of any Equity Securities to the Holders.

(g)    The election by any Holder not to exercise its Participation Right under this Section 6.1 in any one instance shall not affect its right as to any subsequent proposed issuance.

ARTICLE VII

STANDSTILL

Section 7.1.    General. Each Holder agrees that, until the earlier of (a) the 18 month-anniversary of the Issue Date and (b) the date such Holder (together with its controlled Affiliates) owns less than 10% of the outstanding Common Stock either directly or after giving effect to the exercise of the Warrants held by such Holder (the “Standstill Period”), neither such Holder nor any of its controlled Affiliates nor any Person acting on behalf of, or in concert with it will, directly or indirectly, unless invited by the Board in writing: (i) acquire, offer or propose to acquire, or agree or seek to acquire by purchase or otherwise, any Voting Securities, or direct or indirect rights or options to acquire any Voting Securities, of the Company or any Subsidiary thereof or any material assets of the Company or any Subsidiary or division thereof (other than pursuant to the penultimate sentence of this Section 7.1) (provided that the foregoing shall not prohibit such Holder or its Affiliates from acquiring at any time (subject to compliance with applicable law) up to (x) 9.9% of the aggregate principal amount of the Company’s outstanding 2.75% convertible senior notes due 2035, or (y) 9.9% of the Company’s outstanding Common Stock; (ii) enter into or agree, offer, propose or seek to enter into, directly or indirectly, any acquisition transaction or other business combination relating to all or a material part of the Company or its Subsidiaries Voting Securities or any acquisition transaction for all or a material part of the assets of the Company or any Subsidiary of the Company or any of their respective businesses (other than pursuant to the penultimate sentence of this Section 7.1); (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person or entity with respect to the voting of, any voting securities of the Company; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities of the Company or any of its Subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control the Company’s management or policies (provided that the foregoing shall not in any way limit or restrict the actions of the Searchlight Directors in their capacities as such, provided, further that such Searchlight Directors shall at all times act in accordance with their applicable fiduciary duties to the Company and its stockholders); (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any of the foregoing activities or propose any of such activities to any other Person (excluding, for the avoidance of doubt, in each case, any controlled Affiliates of Searchlight Capital Partners, L.P.); (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other Person in connection any of the foregoing activities; or (viii) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing; provided, however, that notwithstanding the foregoing restrictions in this Section 7.1, the Holders and their respective Affiliates shall be entitled to make any disclosure required by law other than the filing or amending of a statement on Schedule 13D pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act in respect of any of the events described in clauses (i) through (vii) above. Each Holder also agrees that, during the Standstill Period, neither such Holder nor any of its controlled Affiliates will take any action with respect to the Company or any of its Subsidiaries that would be reasonably expected to require the Company to make a public announcement regarding any of the activities referred to in clauses (i) through (v) above. Notwithstanding the foregoing, the Holder, its Affiliates and its Representatives shall be permitted to purchase the Company’s products and services from the Company and its Subsidiaries in the ordinary course of business. Notwithstanding anything in this Article VII to the contrary, each Holder and their respective Affiliates may make proposals or offers (but only privately to the Board and not publicly) regarding the transactions contemplated by clause (i) or clause (ii) of this Section 7.1, including in connection with any Fundamental Change Event (as defined below) proposed by any Holder or its Affiliates. A “Fundamental Change Event” means (I) any acquisition of a majority of the voting securities of the Company by any Person or group, (II) any acquisition of a majority of the consolidated assets of the Company and its Subsidiaries by any Person or group, or (III) any tender or exchange offer, merger or other business combination (provided that, in the case of any transaction covered by the foregoing clause (III), immediately following such transaction, any Person (or the direct or indirect stockholders of such Person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction).

Section 7.2.    Exceptions. For clarity, nothing in this Article VII shall be deemed to, in any way to prohibit, condition, restrict or limit, directly or indirectly, (i) the ability of any Holder or its Affiliates to Transfer the Warrant or any Warrant Shares as specifically allowed pursuant to this Agreement or the Warrant; (ii) any rights of any Holder pursuant to Section 6.1, (iii) the exercise of the Warrants pursuant to their terms; (iv) any rights the Holders or any of their respective Affiliates might have to receive any Common Securities in connection with any stock split, stock dividend, distribution, spin-off, combination, reclassification or recapitalization of the Company and its Common Securities or other similar corporate action initiated by the Company); (v) the ability of any Holder or their respective Affiliates from tendering or exchanging any Common Securities of the Company in any tender offer or exchange offer initiated by any unaffiliated third party; (vi) the right of any Holder or its Affiliates to vote (including by proxy) its Warrant Shares, Shares or other Common Securities or consent with respect to any matter properly brought before stockholders of the Company for a vote or consent, (vii) any actions or rights that any Searchlight Director may have in his or her capacity as such, including any right such Searchlight Directors’ may have to receive issuances of Common Securities or any other Securities from the Company as compensation for their membership on the Board, or (viii) the Holders’ or their Affiliates’ acquisition of shares of Common Stock or any other Company securities in the event that bankruptcy or insolvency proceedings are commenced by the Company, including through the (A) acquisition of shares of Common Stock or any other Company securities through an exchange offer or through a plan of reorganization for the Company which is confirmed by order of the United States Bankruptcy Court or (B) participation in or consummation of any transaction relating to the Company effected in connection with any proposed Company auction sale process under the jurisdiction of a United States Bankruptcy Court.

ARTICLE VIII

INFORMATION RIGHTS

Section 8.1.    Information Rights.

(b)    During the Information Rights Period, the Company will deliver to the Holders and their designated Affiliates the following information if reasonably requested in writing by the Holders and only if no Searchlight Nominee is then serving as a director of the Board, subject, in each case, to the execution of a customary and mutually acceptable confidentiality agreement, if deemed reasonably necessary by the Company:

(i)    on an annual basis and promptly after it has been made available to the Board, (A) an annual budget of the Company, (B) a business plan of the Company, and (C) financial forecasts for the next fiscal year of the Company, in each case, to the extent and in such manner and form prepared by or for the Board; and

(ii)    on an annual, quarterly and monthly basis and promptly after it has been made available to the Board, annual, quarterly and monthly unaudited financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board.

(c)    During the Information Rights Period, upon reasonable notice as the Holders may reasonably request, the Company shall (and shall cause its Subsidiaries) to make available to the Holders and their Affiliates and Representatives, during normal business hours (i) the appropriate individuals of the Company’s management team to discuss its and their affairs, finances and accounts and (ii) access to the books and records of the Company and its Subsidiaries.

ARTICLE IX

MISCELLANEOUS

Section 9.1.    Entire Agreement. This Agreement, together with the Warrants, constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of the Warrants and Securities for which such Warrants are exercisable and the other matters covered herein and supersedes and replaces any prior or contemporaneous understanding, term sheet, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 9.2.    Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.3 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 9.2), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Holders would have entered into this Agreement. The parties hereto further agree (i) to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, (ii) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Section 9.3.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State. All proceedings, suits, investigations, arbitrations or actions (collectively, “Actions”) arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9.3 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by in the manner set forth in Section 9.7 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 9.4.    Amendment and Waiver.

(b)    This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Searchlight.

(c)    Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 9.5.    Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 9.6.    Termination. This Agreement shall terminate only by written consent of Searchlight and the Company; provided that, except for the provisions of Section 3.1(b)(vii), Section 3.2, Article V and Article IX, this Agreement shall terminate automatically upon the consummation of a Fundamental Change Event.

Section 9.7.    Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, or my electronic mail, which shall be addressed, in the case of any Holder, to such party’s address appearing below or to such other address as may be designated by such party in writing to the Company and, in the case of each of the Company and the Holders at the following addresses and e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Global Eagle Entertainment Inc.

6100 Center Drive, Suite 1020

Los Angeles, California

Attention: Stephen Ballas

Email: stephen.ballas@globaleagle.com

and to:

Global Eagle Entertainment Inc.

6100 Center Drive, Suite 1020

Los Angeles, California

Attention: Jeff Leddy

Email: jeff.leddy@globaleagle.com

with copies (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: William Brentani

Email: wbrentani@stblaw.com

If to the Holders, to:

Searchlight II TBO-W, L.P.

c/o Searchlight Capital Partners, L.P.

745 5th Avenue

New York, NY 10151

                    Attention:     Eric Zinterhofer, Founding Partner

                                          Eric Sondag, Partner

                    Email:          ezinterhofer@searchlightcap.com

                                          esondag@searchlightcap.com

with a copy (which shall not constitute actual or constructive notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

                Attention:    Taurie M. Zeitzer

                                     Tracey A. Zaccone

                                     David Beller

                Email:           tzeitzer@paulweiss.com

                                     tzaccone@paulweiss.com

                                     dabeller@paulweiss.com

Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by e-mail, upon delivery with non-automated receipt confirmed.

Section 9.8.    Severability. If any term, condition or other portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term, condition or other portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

Section 9.9.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

Section 9.10.    Effectiveness. Notwithstanding anything herein to the contrary but subject to the immediately succeeding sentence, this Agreement shall only become effective upon the occurrence of each of the following:

(b)    the Closing having occurred; and

(c)    the due execution and delivery of this Agreement by each of the Company and the Holders.

Notwithstanding anything herein to the contrary, if the Closing does not occur and the Securities Purchase Agreement is terminated in accordance with its terms, this Agreement shall not become effective and shall be null and void with no force or effect.

Section 9.11.    No Third Party Beneficiaries; Non-Recourse. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Holders, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 9.12.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that each of the Holders and Searchlight may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Warrant Transferees in connection with any Transfer permitted by Section 4.2 (but subject to Section 4.2(b)), and, provided, further, that any assignment that may be deemed to occur as a result of any Fundamental Change Event shall not require any consent of any party. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be signed by its officer thereunto duly authorized as of the date first written above.

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Paul Rainey
Name:	Paul Rainey
Title:	Chief Financial Officer

[Signature Page to Warrantholders Agreement]

SEARCHLIGHT II TBO-W, L.P.

By:	Searchlight II TBO GP, LLC, its general partner

By:	/s/ Eric Sondag
Name:	Eric Sondag
Title:	Authorized Officer

[Signature Page to Warrantholders Agreement]